Exhibit 99.1
Dear Members,
Yesterday, the United States Treasury (Treasury) and the Federal Housing Finance Agency (FHFA) announced that Fannie Mae and Freddie Mac have been put into conservatorship. The FHFA, the new regulator of the Federal Home Loan Banks, will now manage Fannie Mae and Freddie Mac as their conservator to stabilize their financial condition and ability to support the secondary mortgage market.
The announcement on Sunday noted that a backstop credit facility has been created for all housing GSEs, including the Federal Home Loan Banks. This arrangement, which was recently established by the Treasury, is intended to assure investors in agency debt that liquidity will be provided to all housing GSEs by the Treasury as needed.
The inclusion of the Federal Home Loan Banks in this backstop credit facility provides assurance to our investors, our members and other constituents that the FHLBanks have the same level of financial support from Treasury as the other GSEs as provided in the Housing and Economic Recovery Act of 2008.
“The Federal Home Loan Banks have performed remarkably well over the last year as they have a different business model than Fannie Mae and Freddie Mac and a different capital structure that grows as their lending activity grows. They are jointly and severally liable for the Bank System’s debt obligations and all but one of the 12 are profitable. Therefore, it is very unlikely that they will use the facility,” says James Lockhart, FHFA director.
The announcement made Sunday, while demonstrating concern about the housing and mortgage markets, should not cause concern about the current strength or continued viability of the FHLBank Topeka or the FHLBank System. We have demonstrated over the past year that we are positioned to meet the liquidity and funding needs of our members. Our cooperative structure has provided the capital to support this growth.
This announcement is a positive step in returning our borrowing costs to more typical levels and an indication that our new regulator understands and supports the cooperative structure and unique mission of the FHLBanks. You can rest assured that FHLBank Topeka will continue to perform our vital role in supporting you, our member financial institutions, in the provision of wholesale credit and other valued services.
Sincerely,
Andrew J. Jetter
President and CEO